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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Tesoro Corporation

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April 1, 2005
Dear Fellow Shareholder:
      Over the past five years, Tesoro Corporation has evolved into a strong, new independent refining and marketing company by applying a uniquely focused geographic strategy. As Tesoro grew, management remained committed to the principle that every public corporation talks about...creating shareholder value. We believe our performance has delivered on that commitment. In 2004, Tesoro recorded record revenue, net income and earnings per share and, for the second year in a row, the value of our stock outperformed our peers and the S&P average as shown in the chart below.
Comparison of One Year Cumulative Total Return*
Among the Company, the S&P 500 Index and Composite Peer Group**

*	Assumes that the value of the investment in common stock and each index was $100 on December 31, 2003, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

**	Includes Frontier Oil Corporation, Giant Industries, Inc., Holly Corporation, Premcor Inc., Sunoco, Inc. and Valero Energy Corporation.
      Our success has been viewed by some market observers as simply the luck of a good West Coast margin environment. On the contrary, our original investment strategy was based on the belief that long term supply and demand fundamentals for refined products would become much more attractive. We also believed that the even-higher demand growth on the West Coast would, from time to time, create very favorable market conditions in a market that already offered margin premiums to the rest of the U.S. That belief drove our acquisition strategy as we worked with an urgent sense of purpose to be in position to capture that market strength. To paraphrase Louis Pasteur, luck favors the well prepared.
      Today, our company consists of a refining and marketing system that operates in favorable markets. By operating our assets as a system we can quickly deliver products in response to the occasional imbalances that can exist within and across our markets. By building this system, we have fulfilled our commitment to our shareholders that we will do the right things to create long term shareholder value.
Our Results
      The volatility in the commodity markets created many new challenges in 2004, as crude oil prices reached the highest absolute levels in history. This required our organization to rapidly respond to market changes. We diversified our crude oil supply sources in response to fluctuating conditions in the U.S. crude oil market, necessitating our purchase of more long-haul, foreign crude oil. As crude oil prices increased, our working capital increased commensurately. Despite these challenges, we posted record results.
      Highlights of our 2004 performance include:

•	Earnings (before special items) were $4.97 per share, compared to $1.78 per share in 2003, an increase of almost 180 percent. Net income rose to $328 million, compared to 2003 net income of $76 million.

•	Operating income, which totaled $713 million, was more than double 2003’s amount.

•	We repaid over $400 million of debt, while increasing our cash balance by over $100 million. At year end, we reduced our debt-to-capitalization ratio to 48 percent from our 2003 year-end level of 62 percent.

•	We added $1.2 billion to our market capitalization.
      We believe these results confirm that our strategy is working and that we are doing the right things to create shareholder value which last year rose by over 115 percent.
A Banner Year for Operations
      Our many financial accomplishments can be attributed to working to achieve “functional excellence through integrated teamwork”. Our commitment to this theme enabled us to turn in a robust operating performance as we improved our safety record and increased refinery utilization. That same commitment resulted in excellent reliability that positioned us to realize the benefit of the strong margin environment we enjoyed in 2004.
      All refining regions improved throughput compared to the prior year, with the exception of Golden Eagle, where throughput was essentially flat due to a 50-day planned turnaround of its coker unit. This increased throughput was facilitated by a concerted team effort to provide optimum feedstocks, reliability and expansion of our product markets. The largest improvement in throughput was at our Mid-Continent refineries (Mandan and Salt Lake City), where we increased combined throughput by 19 percent, or nearly 18,000 barrels per day (BPD). About half of this improvement was due to an investment we made at Mandan that debottlenecked one of the primary production units. We estimate that the $12 million cost of that project was recovered in less than one year. At our Pacific Northwest refineries (Anacortes and Kenai), total combined throughput increased by 8 percent to a record 174,400 BPD, while our Mid-Pacific refinery (Kapolei) increased throughput by 4,800 BPD to 84,500 BPD.
      We also completed several projects that we believe will benefit earnings in 2005. At the end of the year, the Salt Lake City refinery completed the installation of an 11,000 BPD distillate desulfurizing unit (DDU) at a cost of $22 million. The project was completed ahead of schedule and below budget due to the innovation of our project team. The DDU allows the refinery to produce ultra-low sulfur diesel and eliminates the processing fee we paid to another refiner to remove sulfur from our diesel. Depending on market conditions, we expect to recover the cost of this project over the next two to three years. We also completed another project at our Salt Lake City refinery when we dedicated a new cogeneration plant. The plant was constructed and is owned by a third party; however we expect our refinery to have an economic benefit depending on the price of natural gas. We also modified an existing rail loading facility at our Salt Lake City refinery which enabled us to ship alklyate to our Golden Eagle refinery. This is another example of how we are optimizing the assets in our system to enable higher throughput. Another project that was initiated last year will reopen the motor fuel truck rack at Golden Eagle, which is scheduled for completion in June of this year. This project will give the refinery a more robust venue to sell finished product in the Bay area.
      As a final comment about our operations, several of our refineries reached safety milestones during the year. Our Golden Eagle refinery achieved the lowest recordable injury rate in the history of that refinery, and our employees there worked 1.5 million hours without a lost-time injury. We awarded Golden Eagle the Chairman’s Safety Award, a new Tesoro program to recognize safety performance. The Kenai refinery achieved a full year without a lost-time injury, and in January 2005, the Anacortes refinery attained both one

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year and one million hours worked without a lost-time injury. Each of these accomplishments is a direct result of our employees working together as a team to ensure their own safety and well-being as well as that of the communities in which they operate.
Corporate Responsibility and Governance Remains a Top Priority
      Our commitment to the safety of our employees and contractors, and protection of the environment, was reinforced last year when our Board established a new committee to oversee management’s responsibility for environmental, health, safety and security matters, including our compliance with all federal, state and local governmental rules and regulations. We believe this is a positive step in creating a better understanding and awareness about how we manage these important concerns.
      During the year, our employees and our Board of Directors worked together to make certain that Tesoro utilizes best practices in all aspects of good corporate governance including compliance with the Sarbanes-Oxley Act of 2002. The direct cost of this effort was more than $5 million. I am pleased to report that at the end of the year, our independent auditors certified our view that Tesoro’s internal controls comply with the requirements of the Sarbanes-Oxley Act. I would like to thank our many employees who contributed to the success of this effort.
      Over the years, we have continued to seek additional independent directors who can bring knowledge, experience and expertise to the Board. In that regard, we are pleased to welcome Mike Wiley to our Director team. Mike recently retired as the Chief Executive Officer of Baker Hughes Incorporated, a well known oilfield service company with global operations. Previously, Mike was President and Chief Operating Officer of Atlantic Richfield, an integrated energy company that was acquired by BP, and he served as Chairman, President and Chief Executive Officer of Vastar Resources, an independent oil and gas company. Given the global scope of today’s refining and marketing industry, we believe Mike’s experience will benefit our shareholders.
The Outlook Continues To Be Very Bright
      Investors and analysts are beginning to realize that the refining and marketing industry that exists today is more exciting and dynamic than the one they knew five years ago. Why? There are two fundamental reasons. The continuing growth of global product demand in relation to a limited product supply is causing more regional imbalances. China’s demand growth has been dramatic and to meet its needs, China has been aggressively importing products. In the United States, product demand is growing at about one to two percent per year and at a greater rate in our markets in the western U.S. In contrast, new refining capacity is growing at less than one percent, leading to a classic supply/demand imbalance. To balance the equation, the U.S. imports greater amounts of products and must pay higher prices in the competitive global market. A second reason — and one that will play a larger role in the next several years — is the global change toward cleaner fuels which will eliminate some of the foreign products that the U.S. currently imports. The result of all these factors has been higher refining margins, which have driven the value of refiners’ stocks, including Tesoro, to record levels. Because the overall balance of product supply and demand relies on imports, any interruption of refinery production will continue to make our business cyclical, but we believe that both the highs and the lows of margins will start from a higher platform than what we have seen historically. As a consequence, we expect market conditions to be very favorable for our industry.
      While we are pleased with our past accomplishments, our success has established a new starting point for “exceeding yesterday’s success”, one of the principles in our vision statement. To reach the next level of prosperity for our shareholders, we must generate even greater financial results, which demand improved teamwork and a continuing commitment to our vision.
      During the last half of 2004, we took several steps to prepare us for the next phase of value-creating initiatives. We undertook a rigorous evaluation of our current organizational structure, our business processes, performance management and a review of potential capital projects. We identified gaps between historical practices and best practices and have developed a business model to address the gaps.
      This January, we reorganized the company to implement the new business model. This reorganization also coincided with the departure of three key executives, James C. Reed, Executive Vice President and General Counsel, Tom Reardon, Executive Vice President, Corporate Resources and Bill Van Kleef, Executive Vice President and Chief Operating Officer. I want to thank each of these executives for the valuable contributions they made to the company during their many years of service.
      One intangible result of our growth is that the increased depth and collective experience of our management team is permitting a more seamless transition of management. A prime example of the depth of our

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management is Bill Finnerty, who was promoted to Executive Vice President, Operations. Bill has over 30 years of industry experience with Texaco, Equiva and ChevronTexaco. Bill is leading a group of new operation managers, some of whom were recently hired and all of whom are equally skilled. We believe the expanded experience base infuses fresh intellectual capital into the organization and will generate new and creative approaches to the continually changing markets.
      In the past two years, we have generated cash flow of about $1.1 billion, the vast majority of which has been used to repay the debt we accumulated during our growth. Today, our balance sheet is stronger than it has been in over three years and the option to repay debt is less viable since much of the remaining debt is currently non-callable. So, while we remain committed to further debt reduction toward reaching our goal of an investment-grade credit rating, we realize that with continued strong cash flow, we must shift the singular focus of applying cash flow to repay debt toward other uses that can further grow shareholder value.
      Several primary areas are being evaluated:

1.	We are now reviewing a number of high-return capital projects and expect to review their scope with the Board of Directors in May. The projects under review are expected to improve our energy efficiency, high-value product yield and flexibility to receive, store and process different crudes.

2.	We expect to improve our efficiency by continuing to invest in people and technology. We are streamlining processes and improving our measurement systems both of which should improve decision-making throughout the company.

3.	We are considering the use of other financial methods that can improve shareholder value. We are the only company in our peer group that relies on capital appreciation alone to reward our shareholders. And while that approach has been successful, by any measure, we believe that we should examine using other ways to return value to our shareholders. These options will be reviewed with the Board this year, as we better understand the allocation of capital to both internal and external growth initiatives.
Building on Success
      For 2005 we have developed two financial goals that will be the basis for the incentive compensation program for our executive team. These are:

•	To realize $62 million in incremental operating profit through self-help initiatives. The measurement of these initiatives will be reviewed with the Audit and Compensation Committees of the Board on a quarterly basis. Generally, the improvements will be grouped into three broad initiative measures: Gross Margin Improvement, Operating Expense Reduction and Administrative Expense Reduction.

•	To earn at least $3.85 per diluted share.
      I am very excited about the future outlook for Tesoro. While we are pleased with our many accomplishments, we strongly believe the market has yet to fully recognize the extent of the progress we have made, and therefore, our potential value. The current and future self-help initiatives will add to our impressive free cash flow generation and make possible the funding of some attractive internal growth projects, which further increases earnings and cash flow.
      The results-to-date demonstrate the tremendous progress we have made, and the challenges of the past have only solidified the collective resolve of our employee team. None of our success would have been possible without the faith, commitment, dedication and integrity of our people, and the support of our Board and shareholders. The future appears to be bright, and our goal is to exceed the expectations of the market by doing the right things to create long term shareholder value. We have delivered that level of performance in the past and we are excited about the opportunities that lie ahead.
Sincerely,
Bruce A. Smith

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